Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Maximillian Marcy Investor Relations Contact 651-236-5062

NEWS	For Immediate Release	June 25, 2012

H.B. Fuller Reports Second Quarter 2012 Results

Adjusted Diluted EPS From Continuing Operations $0.621;

Reported Diluted EPS From Continuing Operations $0.10;

Company Raises Full-year EPS Guidance

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today reported financial results for the second quarter that ended June 2, 2012.

Second Quarter 2012 Highlights Included:

•	Organic revenue from continuing operations increased 6.1 percent year-over-year;

•	Gross profit margin at 30.1 percent for the combined legacy and discontinued operations, up 150 basis points over last year;

•	Regional operating income[3] grew over 30 percent versus last year;

•	Adjusted diluted earnings per share[1] from continuing operations up 27 percent versus last year;

•	Acquisition of the industrial adhesives business from Forbo Group completed and detailed integration plans communicated within first 90 days;

•	Agreement signed to divest Latin America Paints business to the Pintuco division of Grupo Mundial.

Reconciliation of Adjusted Earnings:

The year-over-year comparison of financial results for the second quarter and year-to-date is complicated because the make-up of the business has changed significantly from the year ago period. Specifically, the Latin America Paints business segment is now recorded as a discontinued operation and the Forbo industrial adhesives business, acquired in March of 2012, is now fully incorporated into the Company’s financial statements. To derive total adjusted earnings, the special charges associated with the business integration (as defined below) and the one-time negative impact of the fair value step-up on the inventory acquired with the Forbo business are eliminated from reported earnings. To derive the adjusted earnings from continuing operations, the earnings attributed to the Paints business is eliminated from the total adjusted earnings number. The tables below provide a reconciliation of the reported and adjusted diluted earnings per share for the second quarter, the year-to-date and the comparable results from the prior year:

	Q2 2012	Q2 2011%		YTD 2012	YTD 2011%
	EPS	EPS	Change	EPS	EPS	Change
As reported	$0.04	$0.50	NMP	$0.34	$0.79	NMP
Add back:
Special charges	$0.47	—		$0.61	—
Inventory step-up	$0.05	—		$0.05	—

Adjusted w/ Paints	$0.56	$0.50	+12%	$1.00	$0.79	+27%
Less:
Paints	($0.06)	$0.01		($0.03)	$0.06

Adjusted w/o Paints	$0.62	$0.49	+27%	$1.03	$0.73	+41%

NMP = Not Meaningful Percentage

When referring to the legacy H.B. Fuller business in this release, the Company is referring to its business as it was constituted prior to the Forbo industrial adhesives business acquisition but excluding the Latin America Paints business.

Second Quarter 2012 Results:

“Our underlying business had an outstanding quarter with sales up over 6 percent and profits up over 25 percent versus prior year,” said Jim Owens, H.B. Fuller president and chief executive officer. “The acquired Forbo business performed at expected levels, and the synergies we committed to are clearly attainable. Our team delivered this business result while making key strategic moves that are enhancing our portfolio. We achieved this quarter’s strong performance while completing the largest acquisition in the company’s history and making the strategic decision to sell a long held, non-core part of our business. We also announced within 90 days of the acquisition our specific plans to integrate the combined businesses and deliver the profit performance committed to in our strategic plan.”

Net income for the second quarter of 2012 was $1.9 million, or $0.04 per diluted share, versus net income of $25.1 million, or $0.50 per diluted share, in last year’s second quarter. Adjusted total diluted earnings per share in the second quarter of 2012 was $0.562, up 12 percent from the prior year. Excluding the Latin America Paints business, adjusted diluted earnings per share from continuing operations was $0.621.

Excluding the Latin America Paints business, net revenue for the second quarter of 2012 was $527.0 million, up 43.1 percent versus the second quarter of 2011. Higher average selling prices and acquisitions positively impacted net revenue growth by 6.8 and 39.4 percentage points, respectively. Foreign currency translation and lower volume reduced net revenue growth by 2.4 and 0.7 percentage points, respectively. Organic revenue grew by 6.1 percent year-over-year.

Reported gross margin was down 210 basis points compared to the prior year. Gross profit margin on the legacy H.B. Fuller business was up approximately 140 basis points, primarily due to the cumulative effect of pricing actions over the past year. The primary cause of the gross profit margin deterioration was the addition of the Forbo adhesives business, which currently generates lower gross profit margins relative to the legacy business. In addition, gross profit margin was negatively impacted by the fair value inventory step-up related to the Forbo transaction and the elimination of the Paints business from continuing operations. Relative to the prior year, Selling, General and Administrative (SG&A) expense increased by 33 percent to $93.0 million, but was down 140 basis points as a percentage of net revenue to 17.6 percent. The reduction in the SG&A expenses as a percentage of net revenue is due primarily to the inclusion of the Forbo business, which currently has a lower SG&A expense level than the legacy H.B. Fuller business. In addition, the reclassification of the Latin America Paints business to discontinued operations positively impacted this ratio. The amortization expense on intangible assets increased from $2.5 million in the second quarter last year to $5.4 million this year, primarily due to the inclusion of the intangible assets from the acquired Forbo business.

Balance Sheet and Cash Flow:

At the end of the second quarter of 2012, the Company had cash totaling $154 million and total debt of $617 million. This compares to first quarter levels of $150 million and $228 million, respectively. Sequentially, net debt was higher by approximately $385 million, which reflects the new debt drawn down to complete the purchase of the industrial adhesives business from the Forbo Group.

Year-To-Date:

Net income for the first half of 2012 was $17.2 million, or $0.34 per diluted share, versus $39.5 million, or $0.79 per diluted share, in first half of last year. Adjusted total diluted earnings per share in the first half of 2012 was $1.002, up 27 percent from the prior year. Excluding the Latin America Paints business, adjusted diluted earnings per share from continuing operations was $1.031.

Excluding the Latin America Paints business, net revenue for the first half of 2012 was $872.4 million, up 28.4 percent versus the first half of 2011. Higher average selling prices, higher volume, and acquisitions positively impacted net revenue growth by 8.2, 0.4 and 21.4 percentage points, respectively. Negative foreign currency translation reduced net revenue growth by 1.6 percentage points. Organic sales increased by 8.6 percent year-over-year in the first half of 2012.

Business Integration and Special Charges

The Company completed the acquisition of the Forbo industrial adhesives business on March 5, 2012, and during the second quarter announced plans to integrate the business. In addition, in July of 2011, the Company announced its intentions to take a series of actions in its EIMEA business segment to improve the profitability and future growth prospects of this business. Going forward, the Company’s ongoing EIMEA business transformation project has been rolled up into the global acquisition integration project, and the combined projects will be referred to as the “business integration.” The business integration represents a significant investment project designed to create an optimized, unified business. The integration strategy and execution plan is unique for each business segment. A summary of this multi-year plan follows.

In the North America adhesives business segment, the integration work represents a consolidation of two similar businesses. The customer-facing portion of the two businesses (sales, marketing, technical, etc.) is now being combined into a new, streamlined organization that is designed to be more efficient and more responsive to customer needs. The production capacity of the two organizations will be optimized mostly by transferring volume from the acquired Forbo business to existing facilities within the legacy North America adhesives business segment. Six existing production facilities will be closed. Since capacity exists within the receiving facilities, the capital investment required to transfer this production and the time required to affect these transfers will be minimized. All of the planned restructuring activities are scheduled to be completed by the second quarter of 2013.

In the EIMEA business segment, the business integration touches more aspects of the business and is more complex. Similar to the North America project, the customer-facing organizations will be optimized by combining the two organizations into one new, streamlined organization that is more efficient and more responsive to the individual customer groups that the Company serves. In addition, the support and administrative functions of both businesses will be reorganized and, in many cases, relocated to create more efficient functions. The integration of the production assets will be more complicated in EIMEA because both the legacy business manufacturing network and the acquired manufacturing network are inefficient and in need of upgrades. Five existing plants will be closed, and new, enhanced production assets will be installed in existing sites to provide greater operating efficiencies and a solid foundation for future growth. This portion of the project will require an estimated $90 million of capital investment over the next three years. The EIMEA portion of the business integration project is expected to be completed by the second quarter of 2014.

In the Asia Pacific segment, the integration project is less complex because the acquired business in that region was relatively small. The focus of the integration work in this region will be to build a solid foundation for growth in the commercial and technical areas and, over time, create a more efficient manufacturing network in China.

The benefits of the business integration are expected to be substantial. The Company has targeted annual pre-tax profit improvement of $90 million when the various integration activities are completed. The profit improvement target reflects the synergy the Company expects to capture from the Forbo acquisition plus the planned profit improvement in its legacy EIMEA business segment. By 2015, the business integration activities are expected to improve the EBITDA margin of the business from just under 11 percent in 2011 to a target level of 15 percent. The costs to achieve these benefits will be significant and will occur over the next several years. Total cash costs to complete the business integration are estimated at $115 million to be incurred by the end of fiscal year 2013. The table below lists the major elements of these costs which are being recorded as special charges, including the expected total costs and those incurred in the current quarter, year-to-date period, and since the projects inception in the fourth quarter of 2011:

Cost Elements	Expected Costs (In $ millions)	Costs Incurred Q2 2012 (In $ millions)	Costs Incurred YTD 2012 (In $ millions)	Costs Incurred Total To-Date (In $ millions)
Acquisition and transformation related	35	11	13	20
Workforce reduction	53	20	24	24
Facility exit	17	0	0	0
Other related	10	0	1	1

Total expected cash costs	115	31	38	45
Total expected non-cash costs	6	1	1	1

The capital expenditures related to the business integration project will be funded as part of the Company’s annual capital spending program, which would normally total about $40 million per year for the legacy business and an additional $10 million per year for the acquired Forbo business. Going forward, the Company expects its capital spending program to increase to about $65 million per year for the years 2012, 2013 and 2014.

Fiscal 2012 Outlook:

The Company’s new, revised continuing operations earnings guidance for the 2012 fiscal year is a range of $2.10 to $2.15 per diluted share. On a comparable basis, the mid-point of the Company’s continuing operations earnings guidance has been increased to $2.13 per diluted share from $2.04 per diluted share under the original baseline guidance. This guidance replaces all previous guidance. This guidance excludes all special charges associated with the business integration project and the one-time negative impact of the fair value inventory step-up portion of the acquisition purchase accounting, which was recorded in the second quarter and totaled $0.05 per diluted share. The new, revised guidance reflects the foreign currency exchange rates in effect at the beginning of the Company’s third fiscal quarter, including the US dollar to Euro exchange rate of 1.24. Guidance for continuing operations results exclude all income statement impacts of the Paints business. A reconciliation of the previous guidance to the current guidance follows.

Prior guidance was provided in two parts. At the beginning of the year, the Company’s earnings guidance was set as a range of $2.05 to $2.15 per diluted share, with the acquired Forbo business expected to be neutral to diluted EPS. After the Forbo industrial adhesives business acquisition was completed, the Company provided further guidance indicating that the acquired business was expected to generate incremental earnings in the current fiscal year of between $0.05 and $0.15 per diluted share. The two parts of guidance, taken together, indicated an expected earnings range for this year of between $2.10 and $2.30 per diluted share, representing our baseline earnings guidance. The Company’s new, revised guidance, on the same basis, is a range of between $2.26 and $2.31 per diluted share.

Subsequent to issuing this guidance, the Company announced its intentions to divest the Latin America Paints business and, as of the second quarter of 2012, the Paints business is accounted for as a discontinued operation. The amount of 2012 fiscal year earnings attributed to the Paints business and included in the Company’s original baseline guidance is $0.16 per diluted share. Therefore, excluding the Paints business, the original baseline earnings guidance for the Company’s continuing operations would have been a range of $1.94 to $2.14 per diluted share.

The table below shows each of the elements of the Company’s current guidance. All amounts shown are presented on the basis described above, excluding the Paints business.

	Actual Q1 – Q2	Expected Q3 – Q4	Expected Full-Year
Net Revenue (In $ millions)	$872	$1,050 to $1,100	$1,925 to $1,975
Earnings per Share	$1.03	$1.07 to $1.12	$2.10 to $2.15
Tax Rate	30%	30%	30%
Capex (In $ millions)	$13	$52	$65
EBITDA (In $ millions)	$95	$115	$210

Conference Call:

The Company will host an investor conference call to discuss second quarter 2012 results on Tuesday, June 26, 2012, at 9:30 a.m. Central U.S. time (10:30 a.m. Eastern U.S. time). The conference call audio and accompanying presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the Investor Relations section. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on the Company’s website.

Regulation G:

The information presented in this earnings release regarding regional operating income, regional operating margin, adjusted diluted earnings per share, adjusted diluted earnings per share from continuing operations and earnings before interest, taxes, depreciation, and amortization (EBITDA) does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

About H.B. Fuller Company:

For 125 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and strength to help its customers find precisely the right formulation for the right performance. With fiscal 2011 net revenue of $1.6 billion, H.B. Fuller serves customers in packaging, hygiene, paper converting, general assembly, woodworking, construction, and consumer businesses. For more information, visit HBFuller.com, HBFullerStrength.com, read our blog or follow GlueTalk on Twitter.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filing of March 30, 2012 and 10-K filing for the fiscal year ended December 3, 2011. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended	Percent of	13 Weeks Ended	Percent of
	June 2, 2012	Net Revenue	May 28, 2011	Net Revenue
Net revenue	$526,995	100.0%	$368,360	100.0%
Cost of sales	(390,444)	(74.1%)	(265,396)	(72.0%)

Gross profit	136,551	25.9%	102,964	28.0%
Selling, general and administrative expenses	(92,956)	(17.6%)	(70,136)	(19.0%)
Special charges, net	(32,127)	(6.1%)	—	0.0%
Asset impairment charges	(671)	(0.1%)	—	0.0%
Other income (expense), net	231	0.0%	(4)	(0.0%)
Interest expense	(5,749)	(1.1%)	(2,572)	(0.7%)

Income from continuing operations before income taxes and income from equity method investments	5,279	1.0%	30,252	8.2%
Income taxes	(2,367)	(0.4%)	(8,500)	(2.3%)
Income from equity method investments	2,148	0.4%	2,476	0.7%

Income from continuing operations	5,060	1.0%	24,228	6.6%
Income (loss) from discontinued operations, net of tax	(3,053)	(0.6%)	624	0.2%

Net income including non-controlling interests	2,007	0.4%	24,852	6.7%
Net (income) loss attributable to non-controlling interests	(71)	(0.0%)	273	0.1%

Net income attributable to H.B. Fuller	$1,936	0.4%	$25,125	6.8%

Basic income per common share attributable to H.B. Fuller
Income from continuing operations	0.10		0.50
Income (loss) from discontinued operations	(0.06)		0.01

	$0.04		$0.51

Diluted income per common share attributable to H.B. Fuller
Income from continuing operations	0.10		0.49
Income (loss) from discontinued operations	(0.06)		0.01

	$0.04		$0.50

Weighted-average common shares outstanding:
Basic	49,652		49,021
Diluted	50,722		49,850
Dividends declared per common share	$0.0850		$0.0750

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Quarterly Report on Form 10-Q)

	June 2, 2012	December 3, 2011	May 28, 2011
Cash & cash equivalents	$154,299	$154,649	$136,109
Trade accounts receivable, net	315,111	217,424	223,679
Inventories	212,364	116,443	132,394
Trade payables	173,471	104,418	123,859
Total assets	1,734,251	1,227,709	1,249,859
Total debt	616,802	232,296	239,835

H.B. FULLER COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	26 Weeks Ended	Percent of	26 Weeks Ended	Percent of
	June 2, 2012	Net Revenue	May 28, 2011	Net Revenue
Net revenue	$872,449	100.0%	$679,469	100.0%
Cost of sales	(633,211)	(72.6%)	(490,910)	(72.2%)

Gross profit	239,238	27.4%	188,559	27.8%
Selling, general and administrative expenses	(167,986)	(19.3%)	(138,139)	(20.3%)
Special charges	(38,609)	(4.4%)	—	0.0%
Asset impairment charges	(671)	(0.1%)	(332)	(0.0%)
Other income (expense), net	648	0.1%	216	0.0%
Interest expense	(8,367)	(1.0%)	(5,153)	(0.8%)

Income from continuing operations before income taxes and income from equity method investments	24,253	2.8%	45,151	6.6%
Income taxes	(9,930)	(1.1%)	(13,627)	(2.0%)
Income from equity method investments	4,344	0.5%	4,336	0.6%

Income from continuing operations	18,667	2.1%	35,860	5.3%
Income from discontinued operations	(1,330)	(0.2%)	3,200	0.5%

Net income including non-controlling interests	17,337	2.0%	39,060	5.7%
Net (income) loss attributable to non-controlling interests	(96)	(0.0%)	417	0.1%

Net income attributable to H.B. Fuller	$17,241	2.0%	$39,477	5.8%

Basic income per common share attributable to H.B. Fuller
Income from continuing operations	0.38		0.74
Income from discontinued operations	(0.03)		0.07

	$0.35		$0.81

Diluted income per common share attributable to H.B. Fuller
Income from continuing operations	0.37		0.73
Income from discontinued operations	(0.03)		0.06

	$0.34		$0.79

Weighted-average common shares outstanding:
Basic	49,509		49,013
Diluted	50,488		49,863
Dividends declared per common share	$0.1600		$0.1450

H.B. FULLER COMPANY AND SUBSIDIARIES

REGION FINANCIAL INFORMATION

In thousands (unaudited)

	13 Weeks Ended	13 Weeks Ended
	June 2, 2012	May 28, 2011
Net Revenue:
North America	$233,061	$160,343
EIMEA	193,943	121,702
Latin America	38,555	36,565
Asia Pacific	61,436	49,750

Total H.B. Fuller	$526,995	$368,360

Regional Operating Income:[3]
North America	$28,263	$20,002
EIMEA	9,485	7,683
Latin America	3,729	2,650
Asia Pacific	2,118	2,493

Total H.B. Fuller	$43,595	$32,828

Depreciation Expense:
North America	$4,462	$3,123
EIMEA	3,518	2,384
Latin America	415	385
Asia Pacific	1,210	944

Total H.B. Fuller	$9,605	$6,836

Amortization Expense:
North America	$3,034	$2,011
EIMEA	1,834	233
Latin America	64	4
Asia Pacific	476	275

Total H.B. Fuller	$5,408	$2,523

EBITDA:[4]
North America	$35,759	$25,136
EIMEA	14,837	10,300
Latin America	4,208	3,039
Asia Pacific	3,804	3,712

Total H.B. Fuller	$58,608	$42,187

Regional Operating Margin:[5]
North America	12.1%	12.5%
EIMEA	4.9%	6.3%
Latin America	9.7%	7.2%
Asia Pacific	3.4%	5.0%

Total H.B. Fuller	8.3%	8.9%

EBITDA Margin:[4]
North America	15.3%	15.7%
EIMEA	7.7%	8.5%
Latin America	10.9%	8.3%
Asia Pacific	6.2%	7.5%

Total H.B. Fuller	11.1%	11.5%

Net Revenue Growth:
North America	45.4%
EIMEA	59.4%
Latin America	5.4%
Asia Pacific	23.5%

Total H.B. Fuller	43.1%

H.B. FULLER COMPANY AND SUBSIDIARIES

REGION FINANCIAL INFORMATION

In thousands (unaudited)

	26 Weeks Ended	26 Weeks Ended
	June 2, 2012	May 28, 2011
Net Revenue:
North America	$383,651	$295,281
EIMEA	304,594	222,515
Latin America	74,152	68,000
Asia Pacific	110,052	93,673

Total H.B. Fuller	$872,449	$679,469

Regional Operating Income:[3]
North America	$46,230	$34,269
EIMEA	16,033	9,207
Latin America	6,116	3,560
Asia Pacific	2,873	3,384

Total H.B. Fuller	$71,252	$50,420

Depreciation Expense:
North America	$7,650	$6,506
EIMEA	5,566	4,666
Latin America	733	731
Asia Pacific	2,245	1,866

Total H.B. Fuller	$16,194	$13,769

Amortization Expense:
North America	$5,080	$3,999
EIMEA	2,073	457
Latin America	72	9
Asia Pacific	744	544

Total H.B. Fuller	$7,969	$5,009

EBITDA:[4]
North America	$58,960	$44,774
EIMEA	23,672	14,330
Latin America	6,921	4,300
Asia Pacific	5,862	5,794

Total H.B. Fuller	$95,415	$69,198

Regional Operating Margin:[5]
North America	12.1%	11.6%
EIMEA	5.3%	4.1%
Latin America	8.2%	5.2%
Asia Pacific	2.6%	3.6%

Total H.B. Fuller	8.2%	7.4%

EBITDA Margin:[4]
North America	15.4%	15.2%
EIMEA	7.8%	6.4%
Latin America	9.3%	6.3%
Asia Pacific	5.3%	6.2%

Total H.B. Fuller	10.9%	10.2%

Net Revenue Growth:
North America	29.9%
EIMEA	36.9%
Latin America	9.0%
Asia Pacific	17.5%

Total H.B. Fuller	28.4%

H.B. FULLER COMPANY AND SUBSIDIARIES

REGION FINANCIAL INFORMATION

NET REVENUE GROWTH

(unaudited)

	13 Weeks Ended June 2, 2012
	North America	EIMEA	Latin America	Asia Pacific	Total HBF
Price	9.0%	6.0%	5.5%	2.9%	6.8%
Volume	(0.8%)	1.1%	(2.4%)	(4.0%)	(0.7%)

Organic Growth	8.2%	7.1%	3.1%	(1.1%)	6.1%
F/X	(0.2%)	(7.8%)	0.0%	1.8%	(2.4%)
Acquisition	37.4%	60.1%	2.3%	22.8%	39.4%

	45.4%	59.4%	5.4%	23.5%	43.1%

	26 Weeks Ended June 2, 2012
	North America	EIMEA	Latin America	Asia Pacific	Total HBF
Price	10.0%	8.0%	7.3%	3.3%	8.2%
Volume	(0.3%)	1.7%	0.5%	(0.3%)	0.4%

Organic Growth	9.7%	9.7%	7.8%	3.0%	8.6%
F/X	(0.1%)	(5.7%)	0.0%	2.4%	(1.6%)
Acquisition	20.3%	32.9%	1.2%	12.1%	21.4%

	29.9%	36.9%	9.0%	17.5%	28.4%

H.B. FULLER COMPANY AND SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands (unaudited)

	13 Weeks Ended June 2, 2012	13 Weeks Ended May 28, 2011
Net income including non-controlling interests	$2,007	$24,852
Income (loss) from discontinued operations	3,053	(624)
Income from equity method investments	(2,148)	(2,476)
Income taxes	2,367	8,500
Interest expense	5,749	2,572
Other income (expense), net	(231)	4
Asset impairment charges	671	—
Special charges	32,127	—

Regional Operating Income	43,595	32,828
Depreciation expense	9,605	6,836
Amortization expense	5,408	2,523

EBITDA[4]	$58,608	$42,187

	26 Weeks Ended June 2, 2012	26 Weeks Ended May 28, 2011
Net income including non-controlling interests	$17,337	$39,060
Income from discontinued operations	1,330	(3,200)
Income from equity method investments	(4,344)	(4,336)
Income taxes	9,930	13,627
Interest expense	8,367	5,153
Other income (expense), net	(648)	(216)
Asset impairment charges	671	332
Special charges	38,609	—

Regional Operating Income	71,252	50,420
Depreciation expense	16,194	13,769
Amortization expense	7,969	5,009

EBITDA[4]	$95,415	$69,198

H.B. FULLER COMPANY AND SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands (unaudited)

	13 Weeks Ended June 2, 2012	13 Weeks Ended May 28, 2011
Net revenue	$526,995	$368,360
Cost of sales	(390,444)	(265,396)

Gross profit	136,551	102,964
Selling, general and administrative expenses	(92,956)	(70,136)

Regional operating income[3]	43,595	32,828
Depreciation expense	9,605	6,836
Amortization expense	5,408	2,523

EBITDA[4]	$58,608	$42,187
EBITDA margin[4]	11.1%	11.5%

	26 Weeks Ended June 2, 2012	26 Weeks Ended May 28, 2011
Net revenue	$872,449	$679,469
Cost of sales	(633,211)	(490,910)

Gross profit	239,238	188,559
Selling, general and administrative expenses	(167,986)	(138,139)

Regional operating income[3]	71,252	50,420
Depreciation expense	16,194	13,769
Amortization expense	7,969	5,009

EBITDA[4]	$95,415	$69,198
EBITDA margin[4]	10.9%	10.2%

H.B. FULLER COMPANY AND SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, except per share amounts (unaudited)

		13 Weeks Ended June 2, 2012	Adjustments	Adjusted 13 Weeks Ended June 2, 2012
Net revenue		$526,995	$—	$526,995
Cost of sales		(390,444)	(3,314)	(387,130)

Gross profit		136,551	(3,314)	139,865
Selling, general and administrative expenses		(92,956)	—	(92,956)
Acquisition and transformation related costs	(11,091)
Workforce reduction costs	(19,567)
Facility exit costs	(1,153)
Other related costs	(316)

Special charges		(32,127)	(32,127)	—

Asset impairment charges		(671)	—	(671)
Other income (expense), net		231	—	231
Interest expense		(5,749)	—	(5,749)

Income from continuing operations before income taxes and income from equity method investments		5,279	(35,441)	40,720
Income taxes		(2,367)	8,848	(11,215)
Income from equity method investments		2,148	—	2,148

Net income from continuing operations		5,060	(26,593)	31,653
Income (loss) from discontinued operations		(3,053)	—	(3,053)

Net income including non-controlling interests		2,007	(26,593)	28,600
Net (income) loss attributable to non-controlling interests		(71)	—	(71)

Net income attributable to H.B. Fuller		$1,936	$(26,593)	$28,529

Basic income per common share attributable to H.B. Fuller
Income (loss) from continuing operations		0.10	(0.54)	0.64
Income (loss) from discontinued operations		(0.06)	—	(0.06)

		$0.04	$(0.54)	$0.58

Diluted income per common share attributable to H.B. Fuller
Income (loss) from continuing operations		0.10	(0.52)	0.62
Income (loss) from discontinued operations		(0.06)	—	(0.06)

		$0.04	$(0.52)	$0.56

Weighted-average common shares outstanding:
Basic		49,652	49,652	49,652
Diluted		50,722	50,722	50,722

Special Charges Tax Impacts			Net Charges	Taxes (Paid)/Deducted
U.S. statutory rate of 38.4%			(6,548)	2,514
Other U.S. tax items			—	1,534
Non-U.S. blended rate of 18.0%			(21,598)	3,892
Not subject to tax			(3,981)	—

Total			(32,127)	7,940

H.B. FULLER COMPANY AND SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, except per share amounts (unaudited)

		26 Weeks Ended June 2, 2012	Adjustments	Adjusted 26 Weeks Ended June 2, 2012
Net revenue		$872,449	$—	$872,449
Cost of sales		(633,211)	(3,314)	(629,897)

Gross profit		239,238	(3,314)	242,552
Selling, general and administrative expenses		(167,986)	—	(167,986)
Acquisition and transformation related costs	(13,034)
Workforce reduction costs	(23,522)
Facility exit costs	(1,496)
Other related costs	(557)

Special charges		(38,609)	(38,609)	—
Asset impairment charges		(671)	—	(671)
Other income (expense), net		648	—	648
Interest expense		(8,367)	—	(8,367)

Income from continuing operations before income taxes and income from equity method investments		24,253	(41,923)	66,176
Income taxes		(9,930)	8,477	(18,407)
Income from equity method investments		4,344	—	4,344

Income from continuing operations		18,667	(33,446)	52,113
Income from discontinued operations		(1,330)	—	(1,330)

Net income including non-controlling interests		17,337	(33,446)	50,783
Net (income) loss attributable to non-controlling interests		(96)	—	(96)

Net income attributable to H.B. Fuller		$17,241	$(33,446)	$50,687

Basic income per common share attributable to H.B. Fuller[1]
Income (loss) from continuing operations		0.38	(0.68)	1.05
Income from discontinued operations		(0.03)	—	(0.03)

		$0.35	$(0.68)	$1.02

Diluted income per common share attributable to H.B. Fuller[1]
Income (loss) from continuing operations		0.37	(0.66)	1.03
Income from discontinued operations		(0.03)	—	(0.03)

		$0.34	$(0.66)	$1.00

Weighted-average common shares outstanding:
Basic		49,509	49,509	49,509
Diluted		50,488	50,488	50,488

[1]	Income per share amounts may not add due to rounding

Special Charges Tax Impacts	Net Charges	Taxes (Paid)/Deducted
U.S. statutory rate of 38.4%	(3,997)	1,534
Other U.S. tax items	—	1,534
Non-U.S. blended rate of 16.1%	(27,982)	4,501
Not subject to tax	(6,630)	—

Total	(38,609)	7,569

[1]

Adjusted diluted earnings per share (EPS) from continuing operations is a non-GAAP financial measure. First and second quarters of 2012 exclude special charges associated with two previously announced events: the EIMEA business transformation project and the expenses associated with the Forbo acquisition integration project, which have been combined and are now referred to as the “business integration”. Special charges, net amounted to $6.5 million and $32.1 million on a pre-tax basis ($0.14 per diluted share, and $0.47 per diluted share) in the first and second quarter, respectively. In addition, during the second quarter of 2012, the Company recorded a one-time negative impact of the fair value step-up on the inventory acquired with the Forbo business. On a pre-tax basis, this “step-up” amounted to $3.3 million dollars ($0.05 per diluted share). A full reconciliation is provided in the tables above.

[2]

Adjusted diluted earnings per share (EPS) is a non-GAAP financial measure. First and second quarters of 2012 exclude special charges associated with two previously announced events: the EIMEA business transformation project and the expenses associated with the Forbo acquisition integration project, which have been combined and are now referred to as the “business integration”. Special charges, net amounted to $6.5 million and $33.0 million on a pre-tax basis ($0.14 per diluted share, and $0.47 per diluted share) in the first and second quarter, respectively. In addition, during the second quarter of 2012, the Company recorded a one-time negative impact of the fair value step-up on the inventory acquired with the Forbo business. On a pre-tax basis, this “step-up” amounted to $3.3 million dollars ($0.05 per diluted share). A full reconciliation is provided in the tables above.

[3]

Regional operating income is defined as gross profit less SG&A expense. Items that are reported on the special charges line of the income statement are excluded from the regional operating income calculation. In Q1 2012 and Q2 2012, special charges, net totaled $6.5 million and $32.1 million, respectively.

[4]

EBITDA is a non-GAAP financial measure defined on a consolidated basis as gross profit, less SG&A expense, plus depreciation expense, plus amortization expense. On a regional basis it is defined as operating income, plus depreciation expense, plus amortization expense. EBITDA margin is defined as EBITDA divided by net revenue.

[5]	Regional operating margin is a non-GAAP financial measure defined as gross profit, less SG&A expense, divided by net revenue.